Exhibit n

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated August 12, 2016 with respect to the financial statements of Sierra Total Return Fund as of August 11, 2016 and for the period from January 26, 2016 (Organization of Trust) to August 11, 2016 in the Pre Effective Amendment No.2 in the Registration Statement under the Securities Act of 1933 (Form N-2 File No. 333-209496) and Pre-effective Amendment No. 2 under the Investment Company Act of 1940 (Form N-2 File No. 811-23137).

/s/ Ernst & Young LLP

New York, New York

November 4, 2016